Exhibit 99.1

Press Release For Immediate Release

Sotheby’s | Dan Abernethy | +1 212 606 7176 | Dan.Abernethy@Sothebys.com
RM Sotheby’s | Amy Christie | +1 519 437 3047 | achristie@rmauctions.com

Sotheby’s Acquires an Ownership Interest in RM Auctions,
the World’s Leading Auctioneer Of Premium Collectible Automobiles

First RM Sotheby’s Sale To Take Place In Amelia Island, Florida, 14 March 2015

NEW YORK (February 18, 2015) - Sotheby's and RM Auctions are pleased to announce the formation of a new strategic partnership as Sotheby's acquires a 25 percent ownership interest in the world's foremost collector car auctioneer, which will now be known as RM Sotheby's.

This long-term investment comes as the more than $2 billion market for the finest automobiles continues to grow, presenting increasing opportunities for both companies.  Sotheby’s and RM have previously collaborated on a number of successful sales in both the United States and Europe, most notably the November 2013 Art of the Automobile auction in New York, which achieved nearly $63 million in just two hours and saw a new auction record set for a Ferrari 250 LM at $14.3 million.

Today’s announcement grows those previous partnerships and unites the two businesses for the full calendar of future automobile auctions. The first RM Sotheby's sale will take place in Amelia Island, Florida, March 14, with additional auctions in Fort Worth, Texas, Lake Como, Italy, Monterey, California, London, England and New York among others scheduled for later this year.

“Sotheby's is thrilled to join the clear market leader in this field,” commented Bill Ruprecht, Sotheby’s President, Chairman, and CEO. “RM has established a formidable position that will only be strengthened by this new phase in our relationship.  Just last year, RM set a new benchmark for a collector car auction with their flagship Monterey sale totaling more than $140 million, eclipsing the previous record they had established in 2013.  The incredible synergy between our businesses, including significant overlap of top collectors and a focus on new markets, will be further strengthened as we work together to expand the classic car collector base. RM’s ownership of the high end

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of the market coupled with our global client network positions us for great success at a time when the market for investment-quality motor cars has never been stronger.”

Rob Myers, Chairman and Founder, RM Auctions added, “The partnership that has been formed between RM Auctions and Sotheby’s is undoubtedly the most effective way for us to reach the ever-growing worldwide audience of collectors who take a keen interest in the collector car asset class. No other organization in the world has a client base as far-reaching as Sotheby’s and since we have worked so closely and successfully with them in the past, it makes perfect sense that we form a strategic partnership that creates a truly worldwide platform for collector cars. It’s an exciting time in our company history, and for the hobby at large.”

Initially Sotheby’s will have a 25 percent ownership position in RM, governance participation and a comprehensive partnership agreement to work together to drive growth in the business.  Over time, Sotheby’s will have opportunities to increase the ownership stake as the partnership evolves and grows.

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About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).
About RM Auctions
RM Auctions is the world's largest auction house for investment-quality automobiles. With 35 years’ experience in the collector car industry, RM's vertically integrated range of services, from private treaty sales and auctions to estate planning, and financial services, coupled with an expert team of car specialists and an international footprint, provide

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an unsurpassed level of service to the global collector car market. RM proudly holds four of the top ten all-time records for the most valuable motor cars sold at auction.

Images are available upon request
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